EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

January 10, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 10, 2013, of CH Real Estate II, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our decline to stand for re-appointment and our audits for December 31, 2011 and 2010 and any subsequent interim period through the date of decline to stand for re-appointment.

Very truly yours,

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor, Florida